Exhibit 10.23

SEPARATION AGREEMENT

Sara Lee Corporation (the “Corporation” or the “Company”) and Lambertus M. (Theo) de Kool (the “Executive”) enter into this Separation Agreement (this “Agreement”), which was received by the Executive on May 18, 2009, signed by the Executive on May 18, 2009, and is effective on May 26, 2009 (the “Effective Date”). The Effective Date shall be no less than 7 days after the date signed by the Executive. In addition, as described in paragraph 19 below, the Executive shall re-execute a Release on the Termination Date.

W I T N E S S E T H:

WHEREAS, the Executive has been employed by the Corporation as a Corporate Officer.

WHEREAS, the Executive’s employment with the Corporation will terminate as of June 30, 2009 (the “Termination Date”); and

WHEREAS, the Executive and the Corporation have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to the Executive’s employment with the Corporation and the conclusion of that employment.

NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

1. Date of Termination. As of the Termination Date, the Executive shall cease to be a Corporate Officer of the Corporation. Until the Termination Date and subject to the terms and conditions of this Agreement, the Corporation will continue to employ the Executive and the Executive shall receive the same compensation and benefits the Executive presently receives. The Executive agrees, at the direction of the Corporation, to resign the Executive’s employment and all appointments the Executive holds with the Corporation, its operating divisions, subsidiaries and affiliates on the Termination Date. The Executive understands and agrees that the Executive’s employment with the Corporation will conclude on the close of business on the Termination Date. It is further understood and agreed that the Executive will not be required to work out of the Corporation’s offices beginning on the earlier of two weeks after the date Executive’s successor begins employment with the Corporation or May 31, 2009; however, the Executive is expected to provide transition services and make himself available to the Corporation for advice and counsel through and including the Termination Date.

2. Salary Continuation Payments. Provided this Agreement is signed and not revoked by the Executive (as set forth in Paragraph 19 below) prior to the Effective Date, and subject to the terms of the Sara Lee Corporation Severance Plans for Corporate Officers effective as of June 30, 2006 and as most recently amended and restated effective January 1, 2009 (the “Severance Plan”), a copy of which the Executive acknowledges receiving, the Corporation agrees to pay the Executive, during the 24 month-period commencing on the day following the Termination Date (the “Severance Period”), the gross amount of $3,568,300 payable in equal monthly installments of $148,679.17 in accordance with the Corporation’s normal payroll practices, less (i) all applicable withholding taxes and (ii) other customary payroll deductions authorized by the Executive (collectively, the “Salary Continuation Payments”). The Salary Continuation Payments will commence on the first payroll date following the Termination Date or following the eighth day after the Executive has signed this Agreement without revoking it pursuant to Paragraph 19 below, whichever is later. Notwithstanding anything in this Agreement to the contrary, certain Salary Continuation Payments (or a portion thereof) may be temporarily withheld as set forth in Section 2.6 of the Severance Plan in order to comply with Section 409A of the Internal Revenue Code (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”). Salary Continuation Payments are not eligible to be deferred under any of the Corporation’s deferred compensation plans. The Salary Continuation Payments shall cease if the Executive is reemployed by the Corporation.

3. Annual Bonus. Provided this Agreement is signed and not revoked by the Executive as set forth in Paragraph 19 below, the Corporation agrees to pay the Executive his 2009 fiscal year annual bonus, reflecting the Executive’s service for the entire 2009 fiscal year to the extent earned under the Annual Incentive Plan of the Corporation. For purposes of calculating the amount of any bonus payment, the Corporation will use the Corporation’s actual financial performance results for the 2009 fiscal year. The bonus payment shall be reduced by (i) all applicable withholding taxes and (ii) other customary payroll deductions authorized by the Executive and shall be paid to the Executive on the same date on which active participants under the plan are paid bonuses. The Executive shall not participate in any annual bonus plan of the Corporation for any fiscal year ending after the 2009 fiscal year.

4. Stock Options and Long-Term Incentive Awards.

(a) During the Severance Period, the Executive’s stock options shall continue to vest and be eligible for exercise in accordance with the terms and conditions of the stock option agreements in force between the Executive and the Corporation. During the Severance Period, the Executive’s stock options shall continue to be governed by all of the terms and conditions of the stock option agreements in force between the Executive and the Corporation. Following the end of the Severance Period, the Executive shall be treated as a retired participant under the Corporation’s stock option program. As a retired participant, each of the Executive’s then outstanding stock options will continue to vest and may be exercised until the expiration date of the option.

(b) The Executive shall receive the following distributions (collectively, the “Long Term Incentive Awards”) of restricted share units and performance share unit awards under the Corporation’s long-term incentive plans:

•	2/9/05 grant of retention restricted share units (RSUs) - grant of 91,165 restricted share units - distribute 91,165 shares after the 1/27/10 vesting date.

•

2/9/05 grant of retention performance share units (PSUs) - grant of 91,164 restricted share units - 91,164 shares eligible for distribution based upon actual performance under the program, shares earned will be distributed after the 1/27/10 vesting date.

•

8/31/06 grant of 46,450 restricted performance share units (PSUs) under the EMLTIP FY07 - FY09 – 46,450 shares eligible for distribution based upon actual performance under the program, shares earned will be distributed after the 8/31/09 vesting date.

•

8/30/07 grant of 59,510 restricted performance share units (PSUs) under the EMLTIP FY08 – FY10 – 59,510 shares eligible for distribution based upon actual performance under the program, shares earned will be distributed after the 8/31/10 vesting date.

•

8/28/08 grant of 86,768 restricted performance share units (PSUs) under the EMLTIP FY09 – FY11 – 86,768 shares eligible for distribution based upon actual performance under the program, shares earned will be distributed after the 8/31/11 vesting date.

The awards shall be reduced by (i) all applicable withholding taxes and (ii) other customary payroll deductions authorized by the Executive, and the net shares shall be distributed to the Executive at the same time as other participants in these plans receive their awards for the applicable grant or, if there are no other participants, within thirty (30) days following the vesting date. The Executive shall not be entitled to any other Long-Term Incentive Award under the Corporation’s long-term incentive plans.

5. Health and Life Insurance Continuation.

(a) The Executive’s current XHI health insurance coverage, which is provided through the Zilveren Kruis insurance company, will continue on a non-contributory basis during the Severance Period while the Executive is domiciled in the United States. If the Executive returns to the Netherlands during the Severance Period, the Executive’s health care insurance coverage will transfer to the regular Zilveren Kruis program with comparable coverage on a non-contributory basis. After the Severance Period, the Executive may continue his insurance based upon the standard terms and conditions applicable to a retiree of the Company in the Netherlands with all costs borne by the Executive.

(b) The Executive’s participation in the welfare benefit plans generally available to other Corporate Officers of the Corporation shall cease as of the Termination Date; however, the Executive shall have the right, at the Executive’s expense, to exercise such conversion privileges as may be available under such plans. The Corporation will continue to fund the individual universal life insurance policy (in an amount equal to three times the Executive’s base salary in effect immediately prior to the Termination Date, during the Severance Period, and one times the Executive’s base salary in effect immediately prior to the Termination Date, after the Severance Period) provided to the Executive under the Corporation’s Executive Life Insurance Plan in accordance with the terms and conditions of such plan, as such plan is in effect from time to time.

6. Non-Qualified Supplemental Executive Retirement Plan (SERP) Benefits. For purposes of determining the amount of the Executive’s supplemental pension benefit under the Sara Lee Corporation Supplemental Executive Retirement Plan (“Supplemental Plan”) and the Executive’s eligibility for such supplemental pension, the Severance Period shall be considered as vesting and benefit service and the Executive’s Salary Continuation Payments plus 75% of the Executive’s 150% annual bonus target opportunity, or 112.5%, shall be considered eligible pay. In addition, for purposes of determining the amount of the Executive’s supplemental 401(k) annual company contribution benefit under the Supplemental Plan, the Severance Period shall be considered as vesting service and the Executive’s Salary Continuation Payments plus 75% of the Executive’s 150% annual bonus target opportunity, or 112.5%, shall be considered eligible pay. During the Severance Period, Executive will receive, through the SERP, the 401(k) annual company contribution as if the Severance Period were deemed a period of employment with the Corporation.

Furthermore as provided in the Executive’s Letters of Understanding dated April 26, 2002 and January 22, 2008 (the “Letters of Understanding), the Corporation will prepare a calculation of the pension benefits the Executive would have accrued under the Corporation’s Dutch pension plan (the “Dutch Pension Benefits”) had the Executive continued to participate in that plan and earned the same compensation he actually earned during the period of time between January 1, 2002 and June 30, 2009 (the “Assignment Period”). To the extent that the sum of the Executive’s accrued Dutch pension benefit prior to the Assignment Period plus the benefits accrued by the Executive under both the Corporation’s U.S. pension plan and 401(k) Plan during the Assignment Period are less than the Dutch Pension Benefits, the Corporation will make up that difference by providing an additional benefit equal to such amount under the Supplemental Plan.

7. Relocation/Repatriation. Provided this Agreement is signed and not revoked by the Executive as set forth in Paragraph 19 below, the Corporation will pay the costs associated with relocating the Executive and his family to De Ronde Venen, The Netherlands within twelve months of the Termination Date, subject to the Corporation’s normal relocation policies and provided that another company is not also paying for Executive’s relocation in connection with new employment. Any such amounts shall be paid by the Corporation directly to the vendor or vendors that provided the covered relocation service to or on behalf of the Executive. The Corporation shall pay any amounts due to such vendors hereunder in a timely manner, and in all events no later than the last day of the calendar year following the calendar year in which the expenses were incurred. If the Executive chooses to relocate to a country other than The Netherlands, the Corporation will pay costs up to a maximum amount equivalent to a relocation to De Ronde Venen, The Netherlands. The Corporation will surface ship two cars that have been owned by the executive for at least six months, as of the Termination Date, from Chicago, Illinois to De Ronde Venen, The Netherlands. The Corporation will pay the costs associated with surface transportation, insurance, duties and taxes but excluding any conversion costs necessary to bring the cars to European standards. The Corporation will not provide any financial assistance to the Executive for the disposition of his residence in Chicago, Illinois.

8. Responsibility for Taxes Arising on Income. Provided this Agreement is signed and not revoked by the Executive as set forth in Paragraph 19 below, the Corporation will continue to provide tax equalization services as described below:

(a) The Executive will be provided tax equalization benefits, as specified in the Letters of Understanding, for compensation and benefits received from the Corporation up to the Termination Date. The Letters of Understanding outline a fixed 38% “hypothetical” tax rate applicable to Corporation source income. Tax equalization benefits outlined in the Letters of Understanding are governed by the Corporation’s international assignment policy. After the Termination Date, the Executive will not be eligible for tax equalization on payments made to him, unless covered by the exceptions noted in paragraph (b) below. The Corporation will not tax equalize income derived from sources outside the Corporation, including future employers of the Executive or companies for which Executive serves on the board of directors. Any tax equalization payments described in this paragraph shall be made no later than the later of (i) the end of the Executive’s second tax year beginning after the Executive’s tax year in which his U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates or (ii) the Executive’s second tax year beginning after the latest such tax year in which his foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates.

(b) If the Salary Continuation Payments, annual bonus, Stock Options, Long-Term Incentive Awards and pension payments which are paid after the Termination Date give rise to tax in multiple jurisdictions due to the Executive’s duties required by the Company during the Assignment Period and through the Termination Date, the Company will tax equalize these payments. If these payments give rise to tax in multiple jurisdictions due to the Executive’s duties prior to the Assignment Period, the company will not provide tax equalization support for the non-assignment period. Other compensation earned up to and including the Termination Date but paid after that date, will be tax equalized in accordance with the Letters of Understanding. Any tax equalization payments described in this paragraph shall be made no later than the later of (i) the end of the Executive’s second tax year beginning after the Executive’s tax year in which his U.S. Federal income tax return is required to be filed (including any extensions) for the year to which the compensation subject to the tax equalization payment relates or (ii) the Executive’s second tax year beginning after the latest such tax year in which his foreign tax return or payment is required to be filed or made for the year to which the compensation subject to the tax equalization payment relates.

(c) The 38% hypothetical tax rate was developed based on the highest marginal U.S. federal and Illinois tax rates in place at the time the Letter of Understanding was finalized. To the extent that the highest marginal federal tax rate increases from 35% and/or the Illinois state highest marginal tax rate increases from 3% through December 31, 2011, the hypothetical tax rate will be adjusted and increased accordingly.

(d) The Corporation will provide tax preparation support for the U.S. tax years 2009, 2010, and 2011. U.S. tax preparation support for years thereafter will be provided at the discretion of the Corporation. The Corporation will also provide Dutch tax preparation support for tax years during the Severance Period to the extent that income arising under paragraph (b) above results in a requirement for a return to be filed. The Corporation will not provide tax preparation support resulting from income arising from other sources, including future employers of the Executive or companies for which Executive serves on the board of directors. Tax preparation support will be provided by the Corporation’s preferred expatriate tax provider. Notwithstanding the foregoing, to the extent this tax preparation support is subject to Section 409A (i.e. because it is provided more than 2  1/2 months after the end of the Corporation’s or the Executive’s taxable year containing the Termination Date), then (i) such tax preparation support shall be provided or paid on or before the last day of the Executive’s taxable year following the applicable taxable year; (ii) the expenses paid by the Corporation during any taxable year of the Executive will not affect the expenses paid by the Corporation in another taxable year; and (iii) the right to such tax preparation services shall not be subject to liquidation or exchange for another benefit.

(e) The Executive agrees that he will timely file any tax returns required by law in the U.S. and The Netherlands with respect to his compensation from the Corporation, and will settle any tax payment obligations in a timely manner.

9. Participation In Other Plans. Except as otherwise provided herein or in the applicable plan, the Executive’s participation in all other plans available to Corporate Officers of the Corporation or previously available to Executive (including but not limited to the housing allowance and education assistance) shall cease on the Termination Date.

10. Executive Benefits.

(a) For 30 days following the Termination Date, the Executive may continue to use the automobile provided to the Executive by the Corporation, in accordance with the terms of the Corporation’s Executive Car Program. However, during that 30–day period: (i) the Corporation will be responsible only for the vehicle’s lease payments and the cost of automobile liability insurance coverage; (ii) if the vehicle is damaged in an accident or the Executive does not otherwise have access to the vehicle during that 30-day period (e.g., due to theft), the Corporation will neither provide a replacement car nor reimburse the cost of a rental car; and (iii) the Executive shall be responsible for all other operating expenses, including all fuel and maintenance expenses, related to the automobile. The Executive shall have the option to purchase the automobile during and up to the last day of such 30–day period following the Termination Date, and the purchase price shall be determined in accordance with the Corporation’s Executive Car Program. Neither the Corporation nor any of the officers, directors, agents, or employees of the Corporation shall have any liability to the Executive or to any third party for personal injuries, death, or property damage resulting from the Executive’s use of the automobile pursuant to Paragraph 10 that is not otherwise covered by the Corporation’s automobile liability insurance coverage.

(b) The Executive shall not be eligible for reimbursement of club memberships and expenses, or for participation in the Corporation’s Matching Grant Program, with respect to the period after the Termination Date.

(c) The Corporation will provide the Executive with outplacement services through DBM, for a period of up to twelve (12) months after the Termination Date, up to a maximum of $15,000 in fees.

(d) The Corporation will pay the Executive for any earned but unused vacation time through the Termination Date. Such payment will be included into the first Salary Continuation Payment.

(e) The Executive shall continue participation in the Senior Executive Financial Counseling Program with a calendar year allotment of $25,188 for calendar years 2009 and 2010 and $12,594 for calendar year 2011. Notwithstanding the foregoing, to the extent that this financial planning assistance is subject to Section 409A (i.e., because it is provided more than 2- 1/2 months after the end of the Corporation’s or the Executive’s taxable year containing the Termination Date and it exceeds the amount specified in Section 402(g) of the Code), then (i) such reimbursements shall be payable by the Corporation on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; (ii) the expenses paid by the Corporation during any taxable year of the Executive will not affect the expenses paid by the Corporation in another taxable year; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(f) The Corporation will reimburse the Executive for legal expenses he incurs relating to negotiation of this Agreement and the Executive’s separation up to a maximum of €5,000, which reimbursement shall be made to the Executive not later than sixty (60) days after the expense was incurred, subject to the Corporation’s receipt of reasonable documentation of such expenses, but not later than ninety (90) days following the Date of Termination.

11. Receipt of Other Compensation. The Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, following the Termination Date, the Executive is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for the Executive’s employment with the Corporation, its operating divisions, subsidiaries or affiliates prior to the Termination Date), unpaid bonus, severance and accrued or unused vacation time or vacation pay from the Corporation or any of its operating divisions, subsidiaries or affiliates. Except as provided herein, the Executive will not be eligible to participate in any of the benefit plans of the Corporation after the Termination Date. However, the Executive will be entitled to receive benefits which are vested and accrued prior to the Termination Date pursuant to the employee benefit plans of the Corporation, both in the United States and The Netherlands, and to any tax equalization payments that may be payable to the Executive under Paragraph 8 (a) and (b) of this Agreement or under the Corporation’s Tax Equalization Policy. Participation by the Executive in any of the compensation or benefit plans of the Corporation or any of its operating divisions, subsidiaries or affiliates as of and after the Termination Date shall be subject to and determined in accordance with the terms and conditions of such plans, except as otherwise expressly set forth in this Agreement.

The Corporation shall promptly reimburse the Executive for business expenses incurred in the ordinary course of the Executive’s employment on or before the Termination Date, but not previously reimbursed, provided the Corporation’s policies of documentation and approval are satisfied. Any such reimbursement shall be paid within 60 days of the Termination Date.

12. Death of Executive. In the event of the Executive’s death prior to the end of the Severance Period, the Salary Continuation Payments referred to in Paragraph 2, the annual bonus referred to in Paragraph 3, and any Stock Options and Long-Term Incentive Awards referred to in Paragraph 4, and any other benefits or payments provided for herein, shall, to the extent unpaid or undistributed, be payable or distributed to the Executive’s estate or beneficiary, whichever is applicable. Such payments shall not affect or reduce any other death benefits which the Executive’s estate or beneficiary shall be entitled to receive under other plans of the Corporation. Except to the extent benefits contemplated herein are provided by their terms to the Executive’s heirs or beneficiaries, the Corporation shall have no obligations to the Executive’s heirs or beneficiaries under this Agreement.

13. Continuing Cooperation. Following the Termination Date, the Executive agrees to cooperate with all reasonable requests for information made by or on behalf of the Corporation with respect to the operations, practices and policies of the Corporation, provided that such requests are not unduly burdensome with respect to the Executive’s personal or professional obligations. In connection with any such requests, the Corporation shall reimburse the Executive for all out-of-pocket expenses reasonably and necessarily incurred in responding to such request(s).

14. Executive’s Representation and Warranty. The Executive hereby represents and warrants that, during the Executive’s period of employment with the Corporation (i) the Executive did not willfully or negligently breach the Executive’s duties as an employee or officer of the Corporation, did not commit fraud, embezzlement, or any other similar dishonest conduct, and did not violate the Corporation’s Global Business Standards, and (ii) is not aware of any fraud, embezzlement, or any other similar dishonest conduct, or any violation of the Corporation’s Global Business Standards, that has not been reported to the applicable Business Practices Officer or the Corporation’s Chief Executive Officer. On the Termination Date, the Executive agrees to execute a confirmation that he is not aware of any matters relating to the Corporation’s fiscal year 2009, as of and through May 31, 2009, that would be required to be disclosed in, or that would require a qualification of, the certificates of the chief financial officer of the Corporation required to be filed with the Securities and Exchange Commission pursuant to (i) 18 U.S.C. §1350, as adopted pursuant to §906 of the Sarbanes-Oxley Act of 2002, and (ii) Section 302 of the Sarbanes-Oxley Act of 2002; provided that the Corporation will not file such confirmation with the Securities and Exchange Commission but will rely on such certificate in connection with its disclosure controls and procedures.

15. Non-Solicitation and Non-Competition. In consideration for receiving the payments and the other benefits provided herein, the Executive agrees that, during the Executive’s employment and for the duration of the Severance Period, the Executive:

(a) will not, without the prior written consent of the Corporation, either alone or in association with others, solicit for employment or assist or encourage the solicitation for employment of, any employee of the Corporation, or any of its operating divisions, subsidiaries or affiliates, provided, however, that the foregoing shall not prohibit general solicitation (such as through published, broadcast or internet advertisements); and

(b) will not, without the prior written consent of the Corporation, directly or indirectly counsel, advise, perform services for, or be employed by, or serve as a member of the board of directors of, or otherwise engage or participate in any Competing Business (regardless of whether the Executive receives compensation of any kind). For purposes of this Agreement, a “Competing Business” shall mean each of the entities shown in Exhibit A (and any of their respective parents, subsidiaries, or affiliates. Notwithstanding anything to the contrary in this Section 15(b) or Exhibit A, in the event that the Corporation divests the Household and Body Care (“H&BC”) division of its business during the Severance Period, then, upon the consummation of such divestiture, The Clorox Company, Colgate Palmolive Company, The Procter & Gamble Company and Unilever N.V. shall all be removed from Exhibit A and shall no longer be considered a Competing Business for any purpose.

16. Confidentiality. At all times after the Effective Date, the Executive will maintain the confidentiality of all information in whatever form concerning the Corporation or any of its operating divisions, subsidiaries or affiliates relating to its or their businesses, customers, finances, strategic or other plans, marketing, employees, trade practices, trade secrets, know-how or other matters which are not generally known outside the Corporation or any of its operating divisions, subsidiaries or affiliates, and the Executive will not, directly or indirectly, make any disclosure thereof to anyone, or make any use thereof, on the Executive’s own behalf or on behalf of any third party, except (a) as specifically requested by or agreed to in writing by an Executive Officer of the Corporation, (b) as required by law or otherwise required by a lawful order of a court of competent jurisdiction, by a governmental authority or agency, or any recognized subpoena power; (c) as necessary to enforce the Executive’s rights against the Corporation, or for the Executive to defend himself against any allegations by the Corporation, in any legal proceeding; or (d) to the extent such information is in or becomes available in the public domain other than as a result of a disclosure by the Executive. The Executive will promptly after the Termination Date (or earlier upon the request of the Corporation) return to the Corporation all reports, files, memoranda, records, computer equipment and software, credit cards, cardkey passes, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which the Executive received or prepared or helped prepare in connection with the Executive’s employment with the Corporation, its operating divisions and affiliates, and the Executive will not retain any copies, duplicates, reproductions or excerpts thereof. Notwithstanding the foregoing, the Executive may retain (v) papers and other materials of a personal nature such as photographs; (w) information showing the Executive’s compensation or relating to reimbursement of expenses; (x) information that the Executive reasonably believes may be necessary for tax purposes; (y) documents that are blank templates created by Executive during his tenure to establish and track performance metrics and/or performance indicators; provided that (A) such templates do not contain any specific information regarding the Corporation or its subsidiaries, affiliates or employees or any other information that otherwise would be covered by this Paragraph 16, and (B) the Corporation reviews such documents to ensure compliance with the foregoing before they are removed by Executive; and (z) copies of any plans, programs or agreements relating to the Executive’s employment or the termination thereof, provided that the confidentiality provisions of this Paragraph 16 shall continue to apply to any retained materials to the extent they contain confidential information regarding the Corporation. Any confidentiality agreement signed by the Executive upon his employment with the Corporation shall remain in full force and effect and will not be affected by the execution of this Agreement. The obligations of this Paragraph 16 shall survive the expiration of this Agreement.

17. Non-Disparagement. At all times after the Effective Date, the Executive will not disparage or criticize, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Corporation or any of its operating divisions, subsidiaries or affiliates to any person or entity; provided, however, that nothing in this Agreement shall preclude the Executive from providing truthful testimony in any court or regulatory action or proceeding. The Corporation also agrees that none of its Executive Officers will disparage or criticize, orally or in writing, the Executive to any person or entity. The Corporation agrees to ask each director (but cannot obligate each director) to not disparage or criticize, orally or in writing, the Executive to any person or entity. The obligations of this Paragraph 17 shall survive the expiration of this Agreement.

18. Breach of Agreement.

(a) In the event of any actual or threatened breach of this Agreement, the party who claims such breach or threatened breach shall give the other party written notice and, except in the case of a breach of this Agreement which is not susceptible to being cured (expressly including, without limitation, any material violation of Paragraph 14, 15, 16, or 17 of this Agreement), ten (10) calendar days in which to cure.

(b) In the event that a court of competent jurisdiction determines that the Executive has committed a material breach of Paragraphs 14, 15, 16 or 17 of this Agreement, (i) the Executive shall reimburse the Corporation: (x) the full amount of any Salary Continuation Payments received hereunder, (y) the annual bonus referred to in Paragraph 3 of this Agreement, and (z) the Long-Term Incentive Awards referred to in Paragraph 4(b), (ii) the Executive shall pay to the Corporation by check any gross financial gain Executive realized from exercising any stock options pursuant to Paragraph 4(a) of this Agreement , (iii) the Executive shall not receive non-qualified supplemental retirement benefits described in Paragraph 6 of this Agreement with respect to the Severance Period, (iv) the Corporation shall have the right, in addition to and without waiving any other rights to monetary damages or other relief that may be available to the Corporation at law or in equity, to immediately discontinue any remaining Salary Continuation Payments and other obligations of the Corporation to the Executive under this Agreement, but excluding any obligation to provide vested and accrued pension benefits under any tax qualified pension plan, and (v) the Severance Period shall thereupon cease, provided that the Executive’s obligations under Paragraphs 15 and 16 of this Agreement shall continue in full force and effect in accordance with their terms for the entire duration of the Severance Period set forth in Paragraph 2 above.

(c) The Executive and the Corporation acknowledge and agree that the Corporation will and would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Paragraphs 14, 15, 16 or 17 and agree that in the event of an actual or threatened breach or violation of such provisions the Corporation may be awarded injunctive relief in the federal or state courts located in Illinois to prohibit any such violation or breach or threatened violation or breach, without necessity of posting (and the Executive agrees to waive any requirement for the Corporation to post) any bond or security, and such right to injunctive relief shall be in addition to any other right available under this Agreement.

19. Release.

(a) The Executive on behalf of the Executive, the Executive’s heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release, acquit and forever discharge the Corporation and any of its operating divisions, subsidiaries, affiliates, successors, agents and assigns and past, present and future directors, officers, employees, trustees and shareholders (the “Released Parties”) from and against any and all charges, complaints, claims, cross-claims, third-party claims, counterclaims, contribution claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, at any time up to and including the date on which the Executive signs this Agreement, exists, or have existed, including, but not limited to, any claims arising out of or in any way related to the Executive’s employment with the Corporation or its operating divisions or affiliates and the conclusion thereof, which the Executive, or any of the Executive’s heirs, executors, administrators and assigns and affiliates and agents ever had, now has or might now have against any of the Released Parties based on any matter existing on or before the date on which the Executive signs this Agreement. The Executive acknowledges that in exchange for this release, the Corporation is providing the Executive with total consideration, financial or otherwise, which exceeds what the Executive would have been given without the release. By executing this Agreement, the Executive is waiving, without limitation, all claims against the Released Parties arising under federal, state and local labor and antidiscrimination laws and any other restriction on the right to terminate employment, including, without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, and the Illinois Human Rights Act, as amended. Nothing herein shall release any party from any obligation under this Agreement, nor shall it release the Released Parties from any obligations with respect to any right the Executive may have to indemnification pursuant to the charter or Bylaws of the Corporation or pursuant to any applicable Directors & Officers insurance policy. On the Termination Date, the Executive agrees to execute a separate release (the

“Termination Date Release”) containing the same provisions of this Paragraph 19 except covering the period beginning on the date of this Agreement and ending on the Termination Date. The Executive agrees that this Agreement shall be void and of no force and effect if the Executive does not execute the Termination Date Release or if the Executive revokes the Termination Date Release within seven 7 days after his execution thereof.

(b) THE EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS THE EXECUTIVE MAY HAVE AS OF THE DATE THE EXECUTIVE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). THE EXECUTIVE FURTHER AGREES: (A) THAT THE EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990; (B) THAT THE EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT THE EXECUTIVE’S WAIVER OF RIGHTS IN THIS RELEASE IS IN EXCHANGE FOR CONSIDERATION THAT WOULD NOT OTHERWISE BE OWING TO THE EXECUTIVE PURSUANT TO ANY PREEXISTING OBLIGATION OF ANY KIND HAD THE EXECUTIVE NOT SIGNED THIS RELEASE; (D) THAT THE EXECUTIVE HEREBY IS AND HAS BEEN ADVISED IN WRITING BY THE CORPORATION TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT THE CORPORATION HAS GIVEN THE EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (F) THAT THE EXECUTIVE REALIZES THAT FOLLOWING THE EXECUTIVE’S EXECUTION OF THIS RELEASE, THE EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THIS ENTIRE AGREEMENT SHALL BE VOID AND OF NO FORCE AND EFFECT IF THE EXECUTIVE CHOOSES TO SO REVOKE, AND IF THE EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS AGREEMENT AND RELEASE THEN BECOME EFFECTIVE AND ENFORCEABLE UPON THE EIGHTH DAY AFTER THE EXECUTIVE SIGNS THIS AGREEMENT.

(c) To the maximum extent permitted by law, the Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, including, but not limited to, any of the claims released this Agreement. Notwithstanding the foregoing, nothing herein shall prevent the Executive or any of the Released Parties from instituting any action required to enforce the terms of this Agreement and this release or from challenging the validity of this release. In addition, nothing herein shall be construed to prevent the Executive from enforcing any rights the Executive may have under the Employee Retirement Income Security Act of 1974, as amended, to recover vested benefits.

(d) The Executive represents and warrants that: (i) the Executive has not filed or initiated any legal, equitable, administrative, or other proceeding(s) against any of the Released Parties; (ii) no such proceeding(s) have been initiated against any of the Released Parties on the Executive’s behalf; (iii) the Executive is the sole owner of the actual or alleged claims, demands, rights, causes of action, and other matters that are released in this Paragraph 19; (iv) the same have not been transferred or assigned or caused to be transferred or assigned to any other person, firm, corporation or other legal entity; and (v) the Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

(e) The consideration offered herein is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that the Executive is not entitled to and shall not receive any further payments, benefits, or other compensation or recovery of any kind from the Corporation or any of the other Released Parties. The Executive further agrees that in the event of any further proceedings whatsoever based upon any matter released herein, the Corporation and each of the other Released Parties shall have no further monetary or other obligation of any kind to the Executive, including without limitation any obligation for any costs, expenses and attorneys’ fees incurred by or on behalf of the Executive.

20. Executive’s Understanding. The Executive acknowledges by signing this Agreement that the Executive has read and understands this document, that the Executive has conferred with or had opportunity to confer with the Executive’s attorney regarding the terms and meaning of this Agreement, that the Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to the Executive except as set forth in this Agreement, and that the Executive has signed the same KNOWINGLY AND VOLUNTARILY.

21. Non-Reliance. The Executive represents to the Corporation and the Corporation represents to the Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise.

22. Confidentiality of this Agreement. The Executive agrees that the Executive will not disclose the existence or terms of this Agreement to any third parties with the exception of the Executive’s accountants, attorneys, or spouse, and shall ensure that none of them discloses such existence or terms to any other person, except as required to comply with legal process or as required under the disclosure rules of the U.S. Securities and Exchange Commission, or as may be required to enforce the Executive’s rights under this Agreement.

23. Severability of Provisions. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

24. Non-Admission of Liability. The Executive agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type.

25. Assignability. The rights and benefits under this Agreement are personal to the Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of the Executive upon death. The Corporation may assign this Agreement to any parent, affiliate or subsidiary or any entity which at any time whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Corporation.

26. Choice of Law. This Agreement shall be constructed and interpreted in accordance with the internal laws of the State of Illinois.

27. Entire Agreement. This Agreement, together with the Severance Plan and all other plans referenced herein, sets forth all the terms and conditions with respect to compensation, remuneration of payments and benefits due the Executive from the Corporation and supersede and replace any and all other agreements or understandings the Executive may have or may have had with respect thereto, including without limitation the Letters of Understanding. This Agreement may not be modified or amended except in writing and signed by both the Executive and an authorized representative of the Corporation. In the event of a direct conflict between this Agreement and the Severance Plan, the language of the Severance Plan shall govern except to the extent the terms of this Agreement expressly provide otherwise.

28. Section 409A. The parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code, as amended.

29. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To the Executive:

Mr. Theo de Kool

[at the address on file with the Corporation]

To the Corporation:

Ms. Margaret M. Foran

Executive Vice President

General Counsel & Corporate Secretary

Sara Lee Corporation

3500 Lacey Road

Downers Grove, IL 60515

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE	SARA LEE CORPORATION

/s/ Lambertus M. (Theo) de Kool	/s/ Stephen Cerrone
Executive Vice President-Human Resources

Exhibit A

Companies Subject to Paragraph 15(b) Non-Competition

Campbell Soup Company (Foods)	Kellogg Company (Foods)
The Clorox Company (H&BC) **	Kraft Foods, Inc. (Foods)
Coca-Cola Company (Beverage)	Nestlé S. A. (Foods)
Colgate Palmolive Company (H&BC) **	PepsiCo, Inc. (Beverage)
ConAgra Foods, Inc. (Foods)	The Procter & Gamble Co. (H&BC) **
Dean Foods Company	Tyson Foods Inc. (Foods)
General Mills, Inc. (Foods)	Unilever N. V. (Foods, H&BC) **
Group Danone (Beverage)
H. J. Heinz Company (Foods)
The Hershey Company (Foods)
Hormel Foods Corporation (Meats)

**	Subject to the limitations of the last two sentences of Paragraph 15(b)